Exhibit 99.1

FOR IMMEDIATE RELEASE
Rebecca Martinez O’Mara Joins Enviri Corporation Board of Directors

Philadelphia – (June 21, 2023) – Enviri Corporation (NYSE: NVRI) announced today that it has elected Rebecca Martinez O’Mara, 57, to its Board of Directors. She will serve on the company’s Management Development and Compensation Committee and its Governance Committee.

With the election of O’Mara, Enviri now has 10 directors, nine independent.

O’Mara is the former President of Stanley Industrial Services, Stanley Black and Decker, a leading global manufacturer. In this role, she was the driving force behind the creation of a new business unit that focused on sustainability and services.

Before joining Stanley Black and Decker, O’Mara served as Vice President of Service and Solutions at Grundfos Holdings, the largest pump manufacturer in the world. Instrumental in directing a successful carve-out of the business unit, the company experienced double-digit growth under her leadership. Prior to this position, O’Mara worked for a series of industrial and manufacturing companies, among them Caterpillar, Fiat Industrial SpA, and AT&T.

“I welcome Rebecca to our Board of Directors during an exciting time as we transform ourselves into a global, market-leading environmental solutions company,” said Nick Grasberger, Chairman and Chief Executive Officer, Enviri Corporation. “Her unique skillset and decades of experience helping companies transform and thrive will be invaluable to our board as the management team executes a strategy for continued growth and value creation.”

Throughout her career, O’Mara has been a champion for diversity and has served as founder/president of employee resource groups at Caterpillar and AT&T. She is a founding member of Angeles Investors, a Chicago United Business Leaders of Color Honoree, and a Chicago Maestro Award Recipient.

She holds an executive master’s degree in business administration from Northwestern University’s Kellogg School of Management and a bachelor’s degree in finance from the University of Illinois at Chicago.

She is currently an independent director serving on the board of Kadant Inc., a global supplier of technologies and engineering systems for industrial companies.

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About Enviri
Enviri is transforming the world to green, as a trusted global leader in providing a broad range of environmental services and related innovative solutions. The Company serves a diverse customer base by offering critical recycle and reuse solutions for their waste streams, enabling customers to address their most complex environmental challenges and to achieve their sustainability goals. Enviri is based in Philadelphia, Pennsylvania and operates in more than 150 locations in over 30 countries. Additional information can be found at www.enviri.com.